DNB Financial Corporation

For further information, please contact:
Gerald F. Sopp CFO/Executive Vice-President
484-359-3138	FOR IMMEDIATE RELEASE
gsopp@dnbfirst.com	(DNBF – OTC Bulletin Board)

DNB Financial Corporation
Announces Earnings for the First Quarter

(May 8, 2008 – Downingtown, PA) DNB Financial Corporation (“DNB”), parent of DNB First, National Association, reported net income of $409,000 for the three months ended March 31, 2008, or $0.16 per diluted share, compared to $535,000 or $0.20 per diluted share, for the same period in 2007.

“We continue to make progress in two key areas”, noted William S. Latoff, Chairman and CEO.  “Non-interest income was up 9.1% for the first quarter of 2008, excluding gains on the sale of securities, as compared to the same period in 2007. As we continue to diversify our revenue sources we managed our non–interest expense, which saw only a moderate 1.52% increase in year over year comparison. The first quarter of 2008 proved to be as challenging as the second half of 2007 for the entire financial services industry.”

Non-interest income for the three months ended March 31, 2008 was up $232,000 or 23.95% compared to the same period in 2007. Non-interest expense for the first quarter of 2008 was up $63,000 or 1.52% when compared to the first quarter of 2007. The increase was primarily due to increases in occupancy costs as a result of the full year impact of branch expansion and renovation efforts completed in 2007. Increased occupancy costs were offset by a combined net reduction in printing and supplies, postage, advertising, salaries and benefits and other non-interest expenses. Income tax expense increased $26,000 or 35.17% due to higher taxable earnings for the period ending March 31, 2008, when compared to the same period in 2007.

Net interest income for the three months ended March 31, 2008 was down $209,000 or 5.53%, compared to the same period in 2007. Interest income for the first quarter was down $200,000 or 2.68% when compared to the first quarter of 2007. The decline in interest income was due to lower yields on earning assets as a result of the Federal Reserve’s interest rate reductions, and lower average loan balances when compared to the first quarter of 2007. “The Federal Reserve’s efforts to improve market liquidity by aggressively dropping their target rate resulted in net interest margin compression industry-wide and declining real estate values have lowered consumer confidence, impacting demand for loans,” noted Mr. Latoff.

Interest expense for the first quarter was flat when compared to the first quarter of 2007. The net interest margin of 2.86% for the three months ended March 31, 2008, was off 35 basis points from the same period in 2007, and unchanged when compared to the fourth quarter of 2007.

Demand, money market, NOW and savings deposits, which DNB First considers core to its deposit-gathering strategy, were up in aggregate on a net basis by $2.8 million or 1.05%, when compared to December 31, 2007. Management considers these types of deposits to be a key indicator of the Bank’s ability to generate lower cost funds that are longer in duration and can better support the bank’s liquidity needs. Overall deposits were down $16.5 million from December 31, 2007 as time deposits, primarily jumbo certificates of deposit, declined $19.3 million or 12.85%.

Mr. Latoff continued: “We have been aggressive in managing our cost of funds during the quarter by implementing carefully planned pricing strategies, designed to offset the decline in rates on earning assets, while matching liquidity needs. Our average cost of funds for the first quarter dropped 30 basis points to 3.07%, from 3.37% at December 31, 2007.”

Assets declined $4.7 million or .87%, to $541.1 million at March 31, 2008 as compared to $545.8 million at December 31, 2007. Loans and lease balances were down $3.4 million compared to December 31, 2007 as a result of lower loan demand due to declining economic conditions. The investment portfolio increased $6.9 million, or 4.05%, and cash and cash equivalents declined $12.4 million or 27.38% when compared to year-end 2007.

Stockholders’ equity was up $1.1 million, or 3.48% compared to December 31, 2007. At the end of the first quarter 2008, DNB’s leverage ratio stood at 7.82% and its total risk based capital ratio stood at 13.26%, categories which are generally defined as “well capitalized” by banking regulators.

Mr. Latoff noted, “The entire banking industry has been experiencing some delinquency increases in their loan portfolios, as economic conditions have slowed and the softness in the residential housing market continues. However, we believe our reserves are appropriately positioned and as prudent management dictates, we will continue to monitor our portfolio carefully to maintain an appropriate level.”

At March 31, 2008 the allowance for credit losses at $3.9 million was essentially unchanged when compared to December 31, 2007, but increased as a percentage of loans and leases outstanding to 1.28%, from 1.26% due to the reduction in outstanding loans and leases. Net charge-offs for the quarter were $25,000, and delinquencies increased to $8.0 million or 2.61% of loans and leases outstanding compared to December 31, 2007, which stood at $4.3 million and 1.39% respectively. Non-performing loans for the first quarter of 2008 rose to $6.8 million, compared to $1.9 million for December 31, 2007.

The increase in delinquencies and non-performing can be attributed largely to one commercial credit in the amount of $4.2 million, that became impaired during the quarter and was placed on non-accrual status. The credit is secured by two parcels of commercial real estate, one of which is under agreement of sale to a national retailer.  The provision for credit losses for the first quarter of 2008 was $60,000. There was no provision made for the same period in 2007.

DNB Financial Corporation is a bank holding company whose bank subsidiary, DNB First, National Association, is a $541 million community bank headquartered in Downingtown, Pennsylvania. Founded in 1860, DNB First is the oldest independent bank in Chester County, with eleven full service and two limited service offices in Chester and Delaware Counties. In addition to a broad array of consumer banking products, DNB offers commercial and construction lending, commercial leasing, cash management, brokerage and insurance through DNB Financial Services, and trust services through DNB Advisors. DNB Financial Corporation’s shares are traded on the OTC Bulletin Board under the symbol: DNBF.  We invite our customers and shareholders to visit our website at http://www.dnbfirst.com.

This press release contains statements that are not of historical facts and may pertain to future operating results or events or management’s expectations regarding those results or events.  These are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934.  These forward-looking statements may include, but are not limited to, statements about our plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts.  When used in this press release, the words “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates”, or words of similar meaning, or future or conditional verbs, such as “will”, “would”, “should”, “could”, or “may” are generally intended to identify forward-looking statements.  These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are either beyond our control or not reasonably capable of predicting at this time.  In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.  Actual results may differ materially from the results discussed in these forward-looking statements.  Readers of this press release are accordingly cautioned not to place undue reliance on forward-looking statements.  DNB disclaims any intent or obligation to update publicly any of the forward-looking statements herein, whether in response to new information, future events or otherwise.

DNB Financial Corporation
Summary of Financial Statistics
(Dollars in thousands, except per share data)

	Three Months Ended
	March 31
	2008	2007
EARNINGS:
Interest income	$7,272	$7,472
Interest expense	3,709	3,700
Net interest income	3,563	3,772
Provision for credit losses	60	0
Non-interest income	1,200	968
Non-interest expense	4,194	4,131
Income before income taxes	509	609
Income tax expense	100	74
Net income	409	535
Net income per share, diluted*	$0.16	$0.20

PERFORMANCE RATIOS:
Interest rate spread	2.77%	3.10%
Net interest margin	2.86%	3.21%
Return on average equity	4.90%	6.93%
Return on average assets	0.31%	0.43%

	March 31	December 31
	2008	2007
FINANCIAL POSITION:
Securities	$ 177,831	$ 170,909
Loan and leases	305,904	309,342
Allowance for credit losses	3,926	3,891
Total assets	541,095	545,840
Deposits	396,408	412,920
Borrowings	91,128	89,877
Stockholders' equity	33,772	32,635

EQUITY RATIOS:
Tier 1 leverage ratio	7.82%	7.77%
Risk-based capital ratio	13.26%	13.08%
Book value per share*	$ 13.02	$ 12.55

* All per share amounts have been restated to reflect the 5% stock dividend paid in December 2007.